Exhibit 99.1 American Advisors Group Irvine, California HUD-Approved Title I & II Non-Supervised Lender and GNMA Issuer of Mortgage-Backed Securities Financial and Compliance Report December 31, 2022

Contents Independent Auditor’s Report 1-2 Consolidated Financial Statements Consolidated balance sheets 3 Consolidated statements of operations 4 Consolidated statements of stockholders’ equity 5 Consolidated statements of cash flows 6-7 Notes to consolidated financial statements 8-25

1 Independent Auditor’s Report Board of Directors American Advisors Group Opinion We have audited the consolidated financial statements of American Advisors Group and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Emphasis of Matter As discussed in Note 6 to the financial statements, the Company was in violation of debt covenants as of December 31, 2022. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are described in Note 1 to the financial statements. Our opinion is not modified with respect to this matter. Responsibilities of Management for the Financial Statements Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

2 Auditor’s Responsibilities for the Audit of the Financial Statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with GAAS, we:  Exercise professional judgment and maintain professional skepticism throughout the audit.  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit. Las Vegas, Nevada March 31, 2023

3 American Advisors Group Consolidated Balance Sheets (in thousands) Assets 2022 2021 Cash and restricted cash 16,015$ 40,624$ Prepaid expenses and other assets, net 10,973 35,869 Reverse mortgage loans held for investment, at fair value 5,154,772 2,273,893 Mortgage loans held for sale, at fair value 17,087 88,669 Real estate owned 11,448 11,355 Property and equipment, net 7,212 14,153 Goodwill and intangible assets - 1,655 Total assets 5,217,507$ 2,466,218$ Liabilities and Stockholders’ Equity Liabilities Accounts payable and accrued liabilities 52,421$ 97,964$ Warehouse and other lines of credit 171,989 449,931 Notes payable 39,204 16,826 Liability to GNMA Trusts, at fair value 4,920,215 1,755,679 Deferred income taxes 2,196 14,412 Total liabilities 5,186,025 2,334,812 Commitments and Contingencies (Notes 5, 11, 12, 14 and 15) Stockholders’ Equity Common Stock, Class A - 2 Common Stock, Class B - - Preferred Stock, Series B - - Preferred Stock, Series C-1 - - Preferred Stock, Series D Voting - - Preferred Stock, Series D Non-Voting - - Preferred Stock, Series E - - Additional paid-in capital 30,470 30,272 Retained earnings 1,012 100,132 Total American Advisors Group stockholders’ equity 31,482 130,406 Noncontrolling interest - 1,000 Total stockholders' equity 31,482 131,406 Total liabilities and stockholders’ equity 5,217,507$ 2,466,218$ December 31, The accompanying notes are an integral part of the financial statements.

4 American Advisors Group Consolidated Statements of Operations (in thousands) 2022 2021 Revenues: Net fair value gains on loans held for investment and related GNMA obligations 123,997 $ 311,617 $ Interest income 174,240 342,846 Loan origination fees 44,976 23,330 Gains on mortgage loans held for sale 13,274 24,089 Other income 3,514 880 Total revenues 360,001 702,762 Expenses: Interest expense 167,641 320,184 Personnel expense 162,633 205,939 Marketing expense 62,430 92,164 Other operating expense 71,678 82,495 Depreciation and amortization 6,487 5,610 Total expenses 470,869 706,392 Loss before provision for income taxes (110,868) (3,630) (Benefit) Provision for income taxes (11,930) 4,383 Net loss (98,938) $ (8,013) $ The accompanying notes are an integral part of the financial statements. For the Years Ended December 31,

American Advisors Group

Consolidated Statements of Stockholders' Equity

For the years ended December 31, 2022 and 2021

(in thousands)

	Common Stock Class A	Common Stock Class B	Preferred Stock Series B	Preferred Stock Series C-1	Preferred Stock Series D Voting	Preferred Stock Series D Non-Vot	Preferred Stock Series E	Additional Paid-In Capital	Noncontrolling Interest	Retained Earnings	Total
Balance, December 31, 2020	**$ -**	**$ -**	**$ -**	**$ 1**	**$ -**	**$ -**	**$ -**	**$ 30,388**	**$ -**	**$ 147,994**	**$ 178,383**
Share repurchase	2	-	-	(1)	-	-	-	(325)	-	(39,834)	(40,158)
Stock-based compensation	-	-	-	-	-	-	-	209	-	-	209
Distributions to preferred stockholders	-	-	-	-	-	-	-	-	-	(15)	(15)
Contributions	-	-	-	-	-	-	-	-	1,000	-	1,000
Net loss	-	-	-	-	-	-	-	-	-	(8,013)	(8,013)
Balance, December 31, 2021	**$ 2**	**$ -**	**$ -**	**$ -**	**$ -**	**$ -**	**$ -**	**$ 30,272**	**$ 1,000**	**$ 100,132**	**$ 131,406**
Share repurchase	(2)	-	-	-	-	-	-	(392)	-	(182)	(576)
Stock-based compensation	-	-	-	-	-	-	-	35	-	-	35
Deconsolidateion of variable interest entity	-	-	-	-	-	-	-	-	(1,000)	-	(1,000)
Exercise of stock options	-	-	-	-	-	-	-	555	-	-	555
Net loss	-	-	-	-	-	-	-	-	-	(98,938)	(98,938)
Balance, December 31, 2022	**$ -**	**$ -**	**$ -**	**$ -**	**$ -**	**$ -**	**$ -**	**$ 30,470**	**$ -**	**$ 1,012**	**$ 31,482**

The accompanying notes are an integral part of the financial statements.

5

6 American Advisors Group Consolidated Statements of Cash Flows (in thousands) 2022 2021 Cash Flows From Operating Activities Net loss (98,938)$ (8,013)$ Adjustments to reconcile net loss to net cash used in operating activities: Net change in fair value of reverse mortgage loans held for investment and related GNMA obligations (30,109) (103,480) Net change in fair value of mortgage loans held for sale 5,137 (3,158) Deferred income tax benefit (12,215) (37,837) Depreciation and amortization expense 6,487 5,610 Stock-based compensation 35 209 Gains on sale of mortgage loans held for sale (13,274) (24,089) Origination and purchases of loans held for sale, at fair value (394,462) (543,503) Sales proceeds and loan payment proceeds for mortgage loans held for sale, at fair value 474,181 523,230 Changes in assets and liabilities: Prepaid expenses and other assets, net 26,346 (18,003) Impairment of goodwill 1,645 - Accounts payable and accrued liabilities, net (43,703) 22,677 Net used in operating activities (78,870) (186,357) Cash Flows From Investing Activities Origination and purchases of loans held for investment (2,772,790) (3,617,414) Principal payments received on loans held for investment 153,191 2,139,509 Proceeds from sale of loans held for investment - 338,289 Disposition (acquisition) of property and equipment 187 (7,084) Proceeds from sale of real estate owned 3,199 24,827 Net cash used in investing activities (2,616,213) (1,121,873) Cash Flows From Financing Activities Proceeds from Ginnie Mae securitizations 3,079,412 3,386,545 Payments on Ginnie Mae obligations (153,191) (2,106,042) Warehouse and other lines of credit, net (277,942) 122,176 Contributions from noncontrolling interest - 1,000 Proceeds from notes payable 22,378 20,000 Payments on notes payable - (86,000) Stock option exercise 393 - Share repurchase (576) (40,158) Distributions to preferred stockholders - (15) Net cash provided by financing activities 2,670,474 1,297,506 Decrease in cash and restricted cash (24,609) (10,724) Cash and restricted cash, beginning of year 40,624 51,348 Cash and restricted cash, end of year 16,015$ 40,624$ The accompanying notes are an integral part of the financial statements. For the Years Ended December 31,

7 American Advisors Group Consolidated Statements of Cash Flows (in thousands) 2022 2021 Supplemental disclosures of cash flow information Cash paid during the year for: Interest 17,241$ 21,157$ Income taxes 27,289$ 10,467$ Non-cash operating, investing and financing activities Other real estate owned acquired In the settlement of loans 2,861$ 6,757$ Right of use assets echanged for lease liabilities 1,436$ -$ Exercise of stock option for notes receivable 162$ -$ Transfer of reverse mortgage loans held for investment and related liability to GNMA Trust -$ 12,020,326$ For the Years Ended December 31, The accompanying notes are an integral part of the financial statements.

American Advisors Group Notes to Consolidated Financial Statements (in thousands except share and per share data) ______________________________________________________________________ 8 Note 1. Business and Summary of Significant Accounting Policies American Advisors Group (AAG or the Company) is a non-bank mortgage company focused primarily on the origination, acquisition, sale or securitization, and servicing of reverse mortgage loans in the United States. The Company also originates and sells traditional mortgage loans. The Company is incorporated under the laws of the State of California. In December 2022 the Company entered into an Asset Purchase Agreement under which the Company agreed to sell the substantial majority of its assets to a third party. As of December 31, 2022, the value of consideration expected to be received from the sale totaled $46,588, consisting of $36,588 of stock from the buyer, a $4,500 note receivable and $5,500 cash consideration. The asset sale was completed on March 31, 2023. The Company recorded a valuation allowance on the assets held for sale of $40,662 as of December 31, 2022, of which $38,477 is included in net fair value gains on loans held for investment and related GNMA obligations, $1,645 is included in other operating expense and $540 is included in depreciation and amortization. Following the completion of the sale, the Company is changing its name to Bloom Retirement Holdings Inc. Reverse mortgages enable senior homeowners to convert equity in their homes into cash without having to sell their residence and move. Under a reverse mortgage, the lender advances funds to a borrower as a lump sum, in monthly payments, through a line of credit or a combination of these options. The borrower is not required to make monthly payments of principal and interest on the loan. Rather, over time, the reverse mortgage balance increases as a result of additional advances, accruing interest and fees. Reverse mortgage borrowers must be at least 62 years of age and must have significant equity in their homes. There are two types of reverse mortgages: Home Equity Conversion Mortgages (HECM) and proprietary reverse mortgages. HECM loans are federally insured and make up the majority of the reverse mortgage market. The U.S. Department of Housing and Urban Development (HUD) promulgates regulations with respect to HECM loans. Proprietary reverse mortgages are equity conversion products, similar in characteristics to the HECM but are developed and backed solely by private financial institutions. The Company has been approved by the Federal Housing Administration (FHA) to participate in its administered programs and securitize reverse mortgages in Government National Mortgage Association (Ginnie Mae or GNMA) pools of mortgage-backed securities. Reverse mortgages are essentially equity- based transactions; accordingly, there have historically been no income or credit qualifications. However, legislation was passed that authorized the HUD to make certain program changes independently. HUD announced changes via mortgagee letters in 2013, 2016 and 2017 in an effort to have the HECM program operate without a subsidy. These changes include limitations on the amount of principal that may be drawn at the time of origination of the loan, as well as prospective requirements to assess borrowers’ ability to pay property insurance and property taxes. A summary of the Company’s significant accounting policies is as follows: Use of estimates: The Company maintains its accounting records on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (U.S. GAAP). In preparing the financial statements, management is required to make estimates based on available information that can affect the reported amounts of assets and liabilities; the disclosure of contingent assets and liabilities as of the balance sheet date; and the revenues and expenses for the related periods. Because of the inherent uncertainties associated with any estimation process, and due to possible future changes in market and economic conditions, which affect presented values, it is possible that actual future results on realization of the underlying assets and liabilities could differ significantly from those estimates. Material estimates that are susceptible to significant change in the near term relate to reverse mortgage loans held

American Advisors Group Notes to Consolidated Financial Statements (in thousands except share and per share data) ______________________________________________________________________ 9 for investment, at fair value; liability to GNMA Trusts, at fair value; real estate owned, at net realizable value; loans held for sale, at fair value; and the loan loss and repurchase reserves. Principles of consolidation: The consolidated financial statements include the Company’s wholly owned subsidiary, AAGRS, which was established in 2017. Income from AAGRS was not material in 2022 and 2021. The Company also consolidates variable interest entities (VIEs) wherein the Company is the primary beneficiary of the VIE and has the obligation to absorb it’s losses. The Company will consolidate the VIE when it is determined the Company is the primary beneficiary. The Company will deconsolidate the VIE when the Company is no longer the primary beneficiary. The Company acquired an interest in Bettercare Insurance Services (BCIS) in 2021 and identified it to be a VIE. All intercompany transactions and balances have been eliminated in consolidation. In December 2021, a third party made a capital contribution in exchange for noncontrolling interests in BCIS. In accordance with the provisions of ASC 810, Consolidation, the Company classifies the noncontrolling interest as a component of stockholders’ equity in the consolidated balance sheet as of December 31, 2021. In December 2022 the Company completed the sale of its interests in BCIS and as such is no longer a VIE as of December 31, 2022. Restricted cash: The Company maintains cash on deposit which are restricted for use by the Company due to debt covenants and certain regulatory requirements. Cash in the amount of $4,678 and $2,473 have been included in cash and restricted cash on the consolidated balance sheets as of December 31, 2022 and 2021, respectively. Accounts receivable: The Company estimates an allowance for doubtful accounts based on the creditworthiness of its customers as well as general economic conditions. Reverse mortgage loans held for investment, at fair value: The Company routinely securitizes HECMs under its GNMA issuance authority. Securitization and transfer of financial assets are generally accounted for as sales when an issuer has relinquished control over the transferred assets. Based upon the current structure of the GNMA securitization program, the Company believes that it has not relinquished control over the transferred assets; therefore, its securitizations fail to meet the U.S. GAAP criteria for sale accounting. The Company has elected under applicable accounting guidance to adjust reverse mortgage loans held for investment to fair value and recognize the change in fair value through earnings (see Note 10). As such, the Company recognizes the HECMs in reverse mortgage loans held for investment, at fair value, and the Company recognizes a corresponding liability to GNMA Trusts, at fair value, on the consolidated balance sheets. The associated change in fair value of the securitized reverse mortgage loans held for investment and the change in fair value for the liability to GNMA Trusts is recorded in net fair value gains on loans held for investment and related GNMA obligations in the consolidated statements of operations. The fair value option was elected for these assets and liabilities as the Company believes fair value best reflects the expected future economic performance of these assets and related liabilities. The fair value of these HECM loans, which are initially held in the Company's warehouse lines, is recorded based on committed trades on a loan-by-loan basis or, in the event the loans are not at that time committed to a trade, based on open mandatory trades and prevailing market conditions. Fair value also includes the estimated fair value of the loans' future cash flows arising from (i) the excess of the note rates over the interest rates and margins transferred to an investor, (ii) the residual gain or loss on securitization of future previously un-securitized additions to HECM loan balances ("tails"), and (iii) the cost to meet certain HUD and GNMA issuer and servicing obligations, including estimates of potential shortfalls in loss claims paid to the Company by the FHA.

American Advisors Group Notes to Consolidated Financial Statements (in thousands except share and per share data) ______________________________________________________________________ 10 For HECM loans originated for investment, loan origination fees are recorded by the Company when received and related direct loan origination costs are recognized when incurred. The yield on reverse loans held for investment is recorded in interest income on the statement of operations. The yield on reverse mortgage loans held for investment includes recognition of interest income based on the stated interest rates of the loans and are added to the principal balance of loans held for investment. Additionally, the Company advances monthly mortgage insurance premiums. Such advances are also added to the principal balance of loans held for investment and are not included in the statement of operations. As a GNMA issuer, the Company is required to repurchase loans out of GNMA securitization pools once the principal balance of the related HECM reaches 98% of its maximum claim amount, which is the lesser of a home's appraised value or the maximum loan limit that can be insured by FHA. Performing loans are repurchased and subsequently assigned to HUD. Non-performing loans due to events such as the mortgagor’s death, non-occupancy, delinquent taxes, or insurance are repurchased and liquidated through foreclosure or sale of real estate owned. The Company may incur losses on these non- performing loans in the form of non-reimbursable liquidation costs. Mortgage loans held for sale, at fair value: The Company sells its proprietary and conventional loans to private investors. The fair value of these loans is recorded based on committed trades on a loan-by-loan basis or, in the event the loans are not at that time committed to a trade, based on open mandatory trades and prevailing market conditions. The Company has $17,087 and $74,525 of proprietary loans and $345 and $14,144 of conventional loans as of December 31, 2022 and 2021, respectively. Property and equipment: Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Useful lives for purposes of computing depreciation range from two to five years, except for leasehold improvements, which are over the shorter of the lease term or seven years. Real estate owned: Real estate owned represents properties acquired through foreclosure or other proceedings. Real estate owned is initially recorded at fair value of the property less costs to sell. Advertising: Television production costs are capitalized, recorded in property and equipment and amortized over the period during which future benefits are expected to be received but not to exceed two years. All other advertising costs are charged to operations when incurred. Advertising costs are included in marketing expense on the accompanying consolidated statements of operations. Goodwill and intangible assets: Goodwill represent costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not amortized, but rather is tested for impairment annually, or more frequently if indications of potential impairment exist. Intangible assets with finite lives are amortized over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The Company determined goodwill to be fully impaired as of December 31, 2022 and recorded an impairment charge of $1,645 in the Statement of Operations for the year ended December 31, 2022. Liability to GNMA Trusts, at fair value: Liability to GNMA Trusts, at fair value, represents the liability associated with the Company’s securitized HECM loan inventory, where the securitization does not meet the U.S. GAAP criteria for sale treatment. The Company has elected under applicable accounting guidance to adjust the liability to GNMA Trusts to fair value and recognize changes in fair value through earnings as a component of net fair value gains on loans held for investment and related GNMA obligations (see Note 10). The contractual interest rate on the Home Equity Conversion Mortgage-Backed

American Advisors Group Notes to Consolidated Financial Statements (in thousands except share and per share data) ______________________________________________________________________ 11 Security (HMBS) obligations includes recognition of interest expense based on the stated rates of the HMBS obligations and is included in interest expense on the consolidated statements of operations. Transfers of financial assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. The Company does not believe that it effectively passes the test with respect to (3) above and, accordingly, does not utilize sale accounting in relation to its GNMA HECM securitizations. The above conditions are met with respect to conventional and proprietary loans and are thus accounted for as sales. At the time of sale, the Company recognizes a gain on sale based on the difference between the proceeds received and the carrying amount of the loan at the time of sale. The Company recognized gain on sale of $531 and $24,089 on its mortgage loans held for sale for the years ended December 31, 2022 and 2021, respectively. Income taxes: Income taxes are provided for tax effects of transactions reported in the financial statements and consist of taxes currently payable plus deferred taxes. Deferred taxes are recognized for the difference between the bases of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Income tax benefits are recognized and measured based upon a two-step model: (1) a tax position must be more likely than not to be sustained based solely on its technical merits in order to be recognized, and (2) the benefit is measured as the largest dollar amount of that position that is more likely than not to be sustained upon settlement. The difference between the benefit recognized and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit. Based on the results of management’s evaluation of the income tax positions taken or expected to be taken on the Company’s income tax returns, management believes an examination by the various taxing authorities would not result in a material adjustment to the Company’s financial statements. The Company records income tax-related interest and penalties, if applicable, within operating expense. The Company’s income tax returns are subject to examination by the federal taxing authorities for a period of three years and by the various state taxing authorities for which the Company files a return for a period of three or four years from the date the returns are filed. Stock-based compensation: The Company estimates the fair value of stock-based awards (see Note 9) on the date of grant. The value of the award is generally recognized as an expense over the requisite service period, which is included in personnel expense in the consolidated statements of operations. Concentration of risk: Due to the nature of the mortgage industry, interest rate increases may severely impact revenue from services related to originating and processing mortgages, which is the primary source of income for the Company. The Company originates reverse mortgage loans on property located throughout the United States. Management uses a 10% threshold for determining whether the loss of business in any particular state would have a severe impact on the Company. Loans secured by property located in California represented approximately 34% and 33% of all loans in the Company’s servicing portfolio as of December 31, 2022 and 2021, respectively. No other state accounted for more than 10% of all the loans originated.

American Advisors Group Notes to Consolidated Financial Statements (in thousands except share and per share data) ______________________________________________________________________ 12 The Company uses one vendor to provide sub-servicing on its loan portfolio. If the sub-servicer loses the ability to service loans, the Company is at risk of non-compliance with HECM and GNMA guidelines. The Company maintains deposits in several financial institutions, which may at times exceed amounts covered by insurance provided by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to cash. Recent accounting pronouncements: In March 2020, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2020-04, Reference Rate Reform (Topic 848), providing optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The amendments in this Update provide optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this Update apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. In March 2021, the FCA announced that the intended cessation date of the overnight 1-, 3-, 6-, and 12-month tenors of USD LIBOR would be June 30, 2023, which is beyond the current sunset date of Topic 848. Because the current relief in Topic 848 may not cover a period of time during which a significant number of modifications may take place, FASB issued ASU 2022-06. The amendments in this Update defer the sunset date of Topic 848 from December 31, 2022, to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. Who Is Affected by the Amendments. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements. Subsequent Events: The Company has evaluated subsequent events through March 31, 2023, the date on which the financial statements were available to be issued. Note 2. Prepaid and Other Assets Prepaid and other assets are summarized as follows: 2022 2021 Deposits 324$ 784$ General accounts receivable, net 3,966 15,642 Prepaid insurance 352 553 Prepaid marketing 992 8,113 Prepaid other 1,214 7,101 Prepaid rent 229 863 Prepaid software and hardware maintenance 2,208 2,723 Related party loan 252 90 Right of use asset 1,436 - 10,973$ 35,869$ December 31,

American Advisors Group Notes to Consolidated Financial Statements (in thousands except share and per share data) ______________________________________________________________________ 13 Note 3. Property and Equipment Property and equipment are summarized as follows: 2022 2021 Office equipment and software 19,910$ 21,078$ Furniture and fixtures 956 2,155 Telephone system 834 871 Leasehold improvements 1,179 1,129 TV production cost 3,116 3,078 25,995 28,311 Less accumulated depreciation and amortization (18,783) (14,158) 7,212$ 14,153$ December 31, Note 4. Related-Party Transactions On October 20, 2022, a note in the amount of $500 was issued to a stockholder. This note accrued interest at 15% and has a maturity date of March 31, 2023. The balance as of December 31, 2022 was $500 and is included in notes payable on the accompanying consolidated balance sheets. The interest expense related to this note is $15 for the year ended December 31, 2022. On December 31, 2022, another note was issued to this stockholder in the amount of $1,500. This note accrued interest at 15% and has a maturity date of January 4, 2023. The balance as of December 31, 2022 was $1,500 and is included in notes payable on the accompanying consolidated balance sheets. The interest expense related to this note is $1 for the year ended December 31, 2022. One stockholder was paid fees for rendering spokesperson service in the amount of approximately $1,605 and $1,523 for the years ended December 31, 2022 and 2021, respectively. These amounts are included in marketing expense in the consolidated statements of operations. Employee advances outstanding totaled $252 and $156 at December 31, 2022 and 2021, respectively. These balances include outstanding amounts due from officers of the Company in the amount of $252 and $90 as of December 31, 2022 and 2021, respectively. This amount is included in prepaid expenses and other assets on the consolidated balance sheets. The Company has executed employment agreements with certain executives. The terms of these employment agreements include severance payments for a certain number of months, computed based on the respective executive’s annual salary in place at the time of termination. The duration of these severance payments ranges from 6 to 18 months. Note 5. Leases The Company adopted FASB ASC 842 – Leases as of January 1, 2022. As of December 31, 2022 the Company has an Operating right-of use (ROU) asset and corresponding operating lease liability of $1,436. The ROU asset is included in prepaid and other assets and the lease liability is included in accounts payable and accrued liabilities in the accompanying balance sheet. Operating lease ROU assets represent our right to use an underlying asset for the lease term and operating lease liabilities represent our obligation to make lease payments arising from the lease. The Company’s operating leases have remaining least terms of one to nineteen months as of December 31, 2022. We record operating lease ROU assets and operating lease liabilities based on the discounted future minimum lease payments over the term of the lease. As the rates implicit in our leases are not readily determinable, we

American Advisors Group Notes to Consolidated Financial Statements (in thousands except share and per share data) ______________________________________________________________________ 14 use the risk-free borrowing rate based on the lease term in calculating the discounted future minimum lease payments. We recognize lease expenses for our operating leases on a straight-line basis. Variable lease costs, including non-lease components (such as common area maintenance, utilities, insurance, and taxes) are expensed as incurred. Our ROU assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The Company’s leases have a weighted average remaining term of 14 months and weighted average discount rate of 2.87%. Future undiscounted cash flows for each of the next two years and a reconciliation to the lease liability recognized on the balance sheet as of December 31, 2022 are as follows: 2023 1,239$ 2024 222 Total lease payments 1,461 Less: imputed interest (25) Total present value of lease liabilities 1,436$ Note 6. Warehouse, Lines of Credit and Notes Payable The Company funds the origination and purchase of reverse mortgage loans through three warehouse lines of credit totaling $320,000 and $275,000 at December 31, 2022 and 2021, respectively. The facilities bear interest of one-month LIBOR or SOFR plus 2.50%-4.00%. Each of the agreements contain provisions regarding maintenance of tangible net worth, leverage ratios, profitability and liquidity. Borrowings under the facilities totaled $105,398 and $362,010 at December 31, 2022 and 2021, respectively. One of the credit facilities totaling $150,000 matures on October 2023. The second credit facility of $100,000 matures on April 2023, and the third credit facility of $70,000 matures on April 2023. In addition, the Company funds borrower line of credit draws, advances of mortgage insurance premiums and other servicer advances (collectively “tails”) through a separate credit facility. A related credit facility with the same lender is used to finance buyouts and proprietary loans. The two credit facilities have a combined $88,907 borrowing capacity, of which up to $45,000 can be utilized for the financing of tails. These facilities bear interest ranging from one-month LIBOR plus 8.25% to 11.25%, with a maturity date in April 2023. The agreements contain provisions regarding maintenance of tangible net worth, leverage ratios, profitability and liquidity. Borrowings under this line of credit totaled $66,591 and $87,921 at December 31, 2022 and 2021, respectively. The Company is in violation of adjusted tangible net worth covenant of two of its warehouse lenders as of December 31, 2022. This deficiency results from the valuation allowance recorded to reflect assets held for sale at December 31, 2022 to the value of consideration to be received upon completion of the sale which was completed on March 31, 2023. Upon completion of the sale, all assets financed in the warehouse lines were transferred to the buyer. The Company securitizes, sells or assigns to HUD substantially all loans and tails held in the credit facilities. Upon completion of the securitization, sale or assignment to HUD, the credit facilities are paid in full, with the residual balance transferred to the Company’s operating account. If, for any reason, the investors decline to purchase a warehouse loan or tail, the Company is obligated to liquidate the loan from the credit facility line using its own funds.

American Advisors Group Notes to Consolidated Financial Statements (in thousands except share and per share data) ______________________________________________________________________ 15 The one-month LIBOR rate was 3.70% and 0.10% at December 31, 2022 and 2021, respectively. The SOFR was 4.30% at December 31, 2022 and 2021. Interest expense related to the warehouse and other lines of credit for the years ended December 31, 2022 and 2021 were $19,863 and $29,298 respectively. The Company issued various repurchase notes between 2015 and 2018 due to the redemption of stock options by former employees. The notes bear interest at 2% and maturity ranges from 2022 to 2025. The balance outstanding on these notes is $2,203 and $1,825 as of December 31, 2022 and 2021, respectively. Interest expense was $49 and $41 for the years ended December 31, 2022 and 2021, respectively. The Company issued a note payable to the Buyer (see note 2) in October 2022 in the amount of $10,000. The note bears an interest rate of 15% per annum and is due in March 2023. The balance of this note at December 31, 2022 is $10,000 with interest expense of $255 for the year ended December 31, 2022. In December 2022, another note in the amount of $10,000 was issued to the Buyer. The note bears an interest rate of 15% per annum and is due in March 2023. The balance of this note at December 31, 2022 is $10,000 with interest expense of $107 for the year ended December 31, 2022. The Company has in place a credit agreement secured by its cash flows from its reverse mortgage loans held for investment, which are pooled in GNMA securitizations. The note bears interest at SOFR plus 10.7% with a 15.0% floor and matures in April 2023. The outstanding balance on this note was $15,000 and $15,000 as of December 31, 2022 and 2021, respectively. Interest expense on this note was $1,032 and $3,682 for the years ended December 31, 2022 and 2021, respectively. Note 7. Provision for Income Taxes The provision for (benefit from) income taxes consist of the following 2022 2021 Current 285$ 42,220$ Deferred (12,215) (37,837) (11,930)$ 4,383$ Years Ended December 31, The Company’s deferred tax assets and deferred tax liabilities are as follows 2022 2021 Deferred tax assets 29,158$ 1,721$ Deferred tax liabilities (14,238) (16,133) Valuation Allowance (17,116) (2,196)$ (14,412)$ Years Ended December 31, Deferred tax assets arise primarily from the timing differences on accrued deductions, net operating losses, and deferred interest expense deductions. Deferred tax liabilities arise primarily from unrealized changes in fair value of reverse mortgage loans held for investment net of related GNMA obligations. As of December 31, 2022, the Company recorded a valuation allowance of $17,116 against the net deferred tax asset balance as realization is uncertain due to a history of net operating losses.

American Advisors Group Notes to Consolidated Financial Statements (in thousands except share and per share data) ______________________________________________________________________ 16 The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination. Income tax positions must meet a more likely than not recognition threshold to be recognized. The Company will recognize interest and penalties related to unrecognized tax benefits and penalties as income tax expense. The Company had approximately $6,156 and $6,129 of unrecognized tax benefits as of December 31, 2022 and 2021, respectively, which are included in other liabilities in the consolidated balance sheet. As of December 31, 2022, the Company does not expect any significant increases or decreases in its unrecognized tax benefits within the next 12 months. Additionally, the company has accrued penalties and interest related to uncertain tax positions of approximately $55 and $0 as of December 31, 2022 and 2021, respectively. In accordance with ASC 740, the Company recognized $52 and $0 expense for interest and penalties in the consolidated statement of operations during 2022 and 2021, respectively. As of December 31, 2022 the Company had federal and state net operating loss carryforwards of approximately $103,049 for Federal and $82,443 for states. NOLs generated before 2018 will begin to expire in 2035. NOLs generated in 2018 and after will be carried forward indefinitely and will offset up to 80 percent of taxable income. Section 382 of the Internal Revenue Code limits the use of NOLs where certain changes occur in the stock ownership of a company. To the extent that an ownership change has occurred under Internal Revenue Code Sections 382 and 383, the Company's use of its loss carryforwards and credit carryforwards to offset future taxable income may be limited. The Tax Cuts and Jobs Act also limits interest expense under IRC Section 163(j). Any disallowed interest will be carried forward indefinitely. As of December 31, 2022, the company has $0 of disallowed interest that will be carried forward into future tax years. The Company is subject to U.S. federal income tax as well as to income tax of multiple state jurisdictions.Currently there are no audits in process or pending from Federal or state tax authorities. State income tax returns are subject to examination for a period of three to four years after filing. As of December 31, 2022, the company had no outstanding tax audits. The outcome of tax audits cannot be predicted with certainty. If any issues addressed in the Company’s tax audits are resolved in a manner not consistent with management’s expectations, the Company could be required to adjust its provision for income tax in the period such resolution occurs. As of December 31, 2022, a current estimate of the range of changes that may occur within the next twelve months cannot be made due to the uncertainty regarding the timing of these events. Note 8. Stockholders’ Equity In December 2022, the Company redeemed all shares held by its majority shareowner for one dollar, consisting of 15,091,281 shares of Class A common stock and 1,394,422 shares of Series B Preferred Stock. Class A Common Stock: The Company has authorized 30,000,000 shares of Class A Common Stock at $0.0001 par value per share. There were 483,327 and 15,239,608 shares of Class A Common Stock issued and outstanding at December 31, 2022 and 2021, respectively. Class A Common Stock are voting shares. In December 2021, the Company repurchased 13,281,698 Series C-1 shares in exchange for a cash payment of $2.90 per share. These shares were converted into Class A Common Stock. Class B Common Stock: The Company has authorized 30,000,000 shares of Class B Common Stock at $0.0001 par value per share. There were zero shares of Class B Common Stock issued and outstanding at December 31, 2022 and 2021. Class B Common Stock are non-voting. The Company repurchased 33,148 of Class B Common Stock in 2021 in the amount of $707.

American Advisors Group Notes to Consolidated Financial Statements (in thousands except share and per share data) ______________________________________________________________________ 17 Preferred Stock: Preferred Stock is issuable in one or more series. Series B Preferred Stock: The Company has authorized 4,000,000 shares of Series B Preferred Stock authorized at $0.0001 par value per share. There were zero shares of Series B Preferred Stock issued and outstanding at December 31, 2022 and 2021. The Series B Preferred Stock is non- voting and is not convertible into any other capital stock of the Company. In the event of any voluntary or involuntary corporate liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series C-1 Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Common Stock, an amount equal to the sum of the original issue price of $1.00 per share and all accrued but unpaid dividends thereon. The Company repurchased 325,000 of Series B Preferred Stock in 2021 in the amount of $325. Series C-1 Preferred Stock: The Company has authorized 13,300,000 shares of Series C-1 Convertible Preferred Stock (Series C-1) at $0.0001 par value per share. In December 2021, the Company repurchased 13,281,698 Series C-1 shares in exchange for a cash payment of $2.90 per share and the conversion of the shares into Class A Common Stock. There were zero shares of Series C-1 Preferred Stock issued and outstanding at December 31, 2022 and 2021. In the event of any voluntary or involuntary corporate liquidation, dissolution or winding up of the Company, after the distribution of Series B Preferred Stock liquidation preference in full, the holders of Series C-1 shall be entitled to receive, prior and in preference to any distribution to the holders of any class or series of capital stock of the Company ranking junior in liquidation preference to the Series C-1 Preferred Stock, an amount equal to $2.90 per share, less any distributions paid. After distribution of all preference amounts to all holders of Preferred Stock, holders of Series C-1 Preferred Stock participate, on an as- converted basis, in the distribution of remaining assets. At such time that the Series C-1 liquidation value has been reduced to zero, then all outstanding Series C-1 will be automatically converted into Class A Common Stock at a one to one ratio. Series D Voting and Series D Non-Voting Preferred Stock: The Company has authorized 6,700,000 shares each of Series D Voting Convertible Preferred Stock (Series D Voting) and Series D Non-Voting Convertible Preferred Stock (Series D Non-Voting) at $0.0001 par value per share (Collectively “Series D” Preferred stock). Issued and outstanding shares of Series D Voting totaled 3,532,928 shares at December 31, 2022 and 2021. There were no shares of Series D Non-Voting outstanding at December 31, 2022 and 2021. In the event of any voluntary or involuntary corporate liquidation, dissolution or winding up of the Company, after the distribution of Series B and Series C-1 liquidation preferences in full, the holders of Series D shall be entitled to receive, prior and in preference to any distribution to the holders of any class or series of capital stock of the Company ranking junior in liquidation preference to the Series D, an amount equal to $2.90 per share, less any distributions paid. After distribution of all preference amounts to all holders of Preferred Stock, holders of Series D participate, on an as-converted basis, in the distribution of remaining assets. At such time that the Series D liquidation value has been reduced to zero, then all outstanding shares of Series D will be automatically converted into Class A Common Stock at a one to one ratio. During the year ended December 31, 2021, the Company repurchased 110,000 shares of Series D Voting Preferred Stock in the amount of $543. Series E Preferred Stock: The Company has authorized 1,467,866 shares of Series E Preferred Stock (Series E) at $0.0001 par value per share. There were 73,444 and 1,467,866 shares of Series E Preferred Stock outstanding at December 31, 2022 and 2021, respectively. In the event of any voluntary or involuntary corporate liquidation, dissolution or winding up of the Company, after the distribution of Series B, Series C-1 and the Series D Preferred Stock liquidation preferences in full, the holders of Series E are entitled to receive, prior and in preference to any distribution to the holders of any class or series of capital stock of the Company ranking junior in liquidation preference to the Series E, an amount per share equal to the greater of (i) the original issue price per share of $5.02 plus a rate of return thereon (since

American Advisors Group Notes to Consolidated Financial Statements (in thousands except share and per share data) ______________________________________________________________________ 18 the date of issue) equal to 8% per annum, less any distributions paid, and (ii) $2.90 per share plus an amount equal to the amount the holder would be entitled to receive if such shares were converted into Class A Common Stock at a one to one ratio after distribution of all preference amounts to holders of Series E Preferred Stock. Note 9. Stock Option Plan The Company adopted in 2013 a stock option plan (the 2013 Plan) under which 3,432,759 shares of the Company’s Class B Common Stock were authorized to be issued. Awards under the 2013 Plan may be made to salaried officers and employees of the Company and its affiliates, to non-employee directors of the Company and its affiliates, and to consultants providing services to the Company and its affiliates. Options are granted with an exercise price not less than 100% of the fair value of the stock on the date of grant, for a term of 10 years. Options are granted at an exercise price not less than 100% of the fair value of the stock on the date of grant, for a term of five years if the optionee is a 10% or more owner. There were no options which were granted or expired during the years ended December 31, 2022 or 2021. There were 141,215 options exercised in 2022. The Company recognized stock-based compensation of $35 and $209 in 2022 and 2021, respectively, which represents the fair value of options vested during the respective year. The fair values of options granted prior to 2020 were estimated on the date of grant using the Black-Scholes option-pricing model. The Company’s use of the Black-Scholes option valuation model uses the following key assumptions:  The risk-free rate is for periods within the contractual life of the option based on the U.S. Treasury rate for the expected life of the option on the grant date.  The expected life is based on management’s best estimate of the life for each specific grant, considering the type of option (ISO or NQSO), vesting terms and contractual life.  Expected volatility is based on the stock prices of comparable public companies for the expected life of the option.  No return from dividends has been assumed because the Company has no current plans to pay dividends on common stock over the estimated life of the options. A summary of the status of the Company’s stock option plan as of December 31, 2022 and 2021 and the changes during the years then ended are presented below:

American Advisors Group Notes to Consolidated Financial Statements (in thousands except share and per share data) ______________________________________________________________________ 19 Shares Weighted Average Exercise Price Weighted Average Remaining Life Outstanding at 12/31/21 2,622,390 1.70$ 2.78 Exercised (451,813) 0.36 4.08 Forfeited (397,086) 5.09 6.25 Outstanding at 12/31/22 1,773,491 1.28$ 1.40 Options Exercisable at end of year 1,773,491 1.28$ 1.40 Options vested or expected to vest 1,773,491 1.28$ 1.40 A summary of the Company’s non-vested Shares as of December 31, 2022 and 2021 is presented below: Average Grant Date Shares Fair Value Nonvested at December 31, 2020 290,160 1.81$ Vested (230,357) 1.63 Forfeited (32,164) 2.50 Nonvested at December 31, 2021 27,639 2.50 Forfeited (27,639) 2.50 Nonvested at December 31, 2022 - -$ Note 10. Fair Value U.S. GAAP defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between willing market participants on the measurement date. The Company determines the fair values of its financial instruments based on the fair value hierarchy established per U.S. GAAP, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value. Fair value hierarchy: U.S. GAAP specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs have created the following fair value hierarchy:  Level 1: Quoted market prices for identical instruments in active markets.  Level 2: Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and models using inputs that are observable or can be corroborated by observable market data of substantially the full term of the instrument.

American Advisors Group Notes to Consolidated Financial Statements (in thousands except share and per share data) ______________________________________________________________________ 20  Level 3: Valuations derived using pricing models, discounted cash flow methodologies or similar techniques, and at least one significant model assumption or input is unobservable, and when determination of the fair value requires significant management judgment or estimation. The Company considers relevant and observable market prices in its valuations where possible. The frequency of transaction, the size of the bid-ask price spread and the amount of adjustment necessary when comparing similar transactions are all factors in determining the liquidity of markets and the relevance of observed prices in those markets. Determination of fair value: When available, the Company generally uses quoted market prices to determine fair value and classifies such items as Level 1. In some cases where a market price is available, the Company will make use of acceptable practical expedients (such as matrix pricing) to calculate fair value, in which case the items are classified as Level 2. If quoted market prices are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based or independently sourced market parameters, such as interest rates, option volatilities, etc. Where available, the Company may also make use of quoted prices for recent trading activity in positions with the same or similar characteristics to that being valued. The frequency and size of transactions and the amount of the bid-ask price spread are among the factors considered in determining the liquidity of markets and the relevance of observed prices from those markets. If relevant and observable prices are available, those valuations would be classified as Level 2. If prices are not available, other valuation techniques would be used and the item would be classified as Level 3. Fair value estimates from internal valuation techniques are verified, where possible, to prices obtained from independent vendors or brokers. Vendors’ and brokers’ valuations may be based on a variety of inputs ranging from observed prices to proprietary valuation models. The following section describes the valuation methodologies used by the Company to measure various assets and liabilities at fair value, including an indication of the fair value hierarchy level in which each instrument is generally classified. Where appropriate, the description includes details of the valuation models, the key inputs to those models and any significant assumptions. Reverse mortgage loans held for investment and related liability to GNMA Trusts: The Company recorded $5,154,772 and $2,273,893 of reverse mortgage loans included as reverse mortgage loans held for investment, at fair value, and $11,448 and $11,355 of real estate owned on the consolidated balance sheets as of December 31, 2022 and 2021, respectively. The fair value option was also elected for the $4,920,215 and $1,755,679 corresponding liability, included within liability to GNMA Trusts, at fair value, on the consolidated balance sheets as of December 31, 2022 and 2021, respectively. Subsequent changes in estimated fair value of both the asset and liability are recognized in net fair value gains on loans held for investment and related GNMA obligations on the consolidated statement of operations. Significant inputs that are used in determining fair value include LIBOR and U.S. Treasury interest rates, assumptions for repayment, mortality rates, discount rates, weighted-average coupon and pricing of actively traded HMBS, and dealer quotations for HECMs. Fair value of financial instruments: Management estimates that the carrying value of cash, accounts receivable, accounts payable, accrued liabilities and warehouse lines of credit approximate fair value due to the short maturity of these instruments. The following table summarizes the assets and liabilities classified as level 3 of the fair value hierarchy:

American Advisors Group
Notes to Consolidated Financial Statements
(in thousands except share and per share data)

	December 31, 2022		December 31, 2021	
	Unpaid Principal Balance	Fair Value	Unpaid Principal Balance	Fair Value
Level 3				
Assets				
Reverse mortgage loans held for investment	$ 4,926,172	$ 5,154,772	$ 2,080,036	$ 2,273,893
Mortgage loans held for sale	17,092	17,087	83,537	88,669
Real estate owned	11,448	11,448	11,355	11,355
Liabilities				
Liability to GNMA Trusts	$ 4,756,861	$ 4,920,215	$ 1,642,581	$ 1,755,679

The following table provides a reconciliation of the beginning and ending balances of the assets and liabilities measured under Level 3 of the fair value hierarchy. The Company used fair value accounting to measure liability to GNMA Trusts, reverse mortgage loans for investment and mortgage loans held for sale on a recurring basis. Real estate owned is measured at fair value on a non-recurring basis.

	Reverse Mortgage Loans Held For Investment	Mortgage Loans Held For Sale	Liability to GNMA Trusts
Fair value at December 31, 2020	**$ 13,683,902**	**$ 41,149**	**$ 13,110,359**
Additions	3,617,414	543,503	3,386,545
Net change in fair value	(529,299)	3,158	(614,857)
Gain on sale recognized in earnings	-	24,089	-
Principal paydowns and sales proceeds	(2,477,798)	(523,230)	(2,106,042)
Transfer of reverse mortgage loans held for investment and related liability to GNMA Trust	(12,020,326)	-	(12,020,326)
Fair value at December 31, 2021	**2,273,893**	**88,669**	**1,755,679**
Additions	2,772,790	394,462	3,079,412
Net change in fair value	261,280	(5,137)	238,315
Gain on sale recognized in earnings	-	13,274	-
Principal paydowns and sales proceeds	(153,191)	(474,181)	(153,191)
Fair value at December 31, 2022	**$ 5,154,772**	**$ 17,087**	**$ 4,920,215**

21

American Advisors Group
Notes to Consolidated Financial Statements
(in thousands except share and per share data)

Quantitative information regarding fair value measurements

The Company utilizes a discounted cash flow method in the fair value measurement of all Level 3 assets and liabilities included on the consolidated balance sheets. The following table presents the range of significant unobservable inputs used in the fair value measurement of these assets and liabilities.

	December 31,	
	2022	2021
Yield [(a)]	2.15% - 8.49%	1.38% - 4.81%
Monthly prepayment rate [(b)]	0.38%-30.10%	0.41%-32.25%
Borrower drawdown pattern as % of initial undrawn [(c)]	0.03%-17.61% or Contractual	0.03%-17.63% or Contractual
Housing price index annual increase [(d)]	2.00%	2.00%
Future gain/(loss) on securitization of undrawn principal [(e)]	-16.52 - 17.00%	1.41% - 19.37%
Foreclosure rate [(f)]	0.53%	0.06%
Loans subject to future FHA Insurance Claims [(h)]	44.65%	24.32%
Loans subject to FHA Insurance Claim that become REO [(i)]	1.19%	0.24%
Loss on REO [(j)]	0.30%	0.05%
Cash flow annual discount rate - loans held for investment	12%	12%
Cash flow annual discount rate - liability to GNMA Trusts	3.43% - 7.12%	1.08% - 3.44%

a) Represents the HECM loan note rates. The monthly FHA mortgage insurance premium of 1.25% per annum of the unpaid principal balance is added to this input.
b) Prepayment rates are stated monthly and include prepayments from foreclosures, payoffs and assignments to the FHA.
c) Represents a monthly estimate of when borrowers will draw down their remaining line of credit or the actual contracted term of payments.
d) Projected annual increases in the value of HECM loan collateral.
e) Estimated future gain on securitization of borrowers' future principal drawdowns, adjusted for product type, loan payoffs, future swap curve, non-Agency HMBS spread to current HECM loan yields, cost to service and other potential costs to meet HUD and non-Agency HMBS issuer obligations.
f) Estimated life-of-portfolio rate of foreclosure.
g) Estimated percentage of portfolio foreclosed that are subject to a loss claim with the FHA.
h) Estimated percentage of loans subject to FHA's loss claim that become an uninsured real estate owned property ("REO").
i) Estimated percentage of portfolio Loss on REO (after final FHA loss claim) upon disposition.

Note 11. Securitizations

The Company is an approved issuer of HMBS securities that are guaranteed by GNMA and collateralized by participation interests in HECMs insured by the FHA. Participations in the HECMs are pooled into HMBS securities which are sold into the secondary market with servicing rights retained. Holders of participating interests in the HMBS have no recourse against assets other than the underlying HECM loans, remittances, or collateral on those loans while they are in the securitization pools, except for standard representations and warranties and our contractual obligation to service the HECMs and the HMBS.

Remittances received on the reverse loans, if any, and proceeds received from the sale of real estate owned and our funds used to repurchase reverse loans are used to reduce the HMBS related obligations by making payments to the securitization pools, which then remit the payments to the beneficial interest holders of the HMBS. The maturity of the HMBS related obligations is directly affected by the liquidation of the reverse loans or liquidation of real estate owned and events of default as stipulated in the reverse

22

American Advisors Group
Notes to Consolidated Financial Statements
(in thousands except share and per share data)

loan agreements with borrowers. As an HMBS issuer, the Company assumes certain obligations related to each security it issues. The most significant obligation is the requirement to purchase loans out of the GNMA securitization pools once they reach certain limits set at loan origination for the maximum unpaid principal balance allowed. Performing repurchased loans are generally conveyed to HUD and nonperforming repurchased loans are generally liquidated in accordance with program requirements. Additionally, as the servicer of reverse loans, we are obligated to fund additional borrower draws from undrawn lines of credit on floating rate reverse loans. The additional borrowings are generally securitized within 30 days after funding.

In 2021, the Company entered into an agreement to transfer loans held for investment of $12,020,326 and related HMBS liabilities to GNMA Trust of $12,020,326 to a third party. The Company received $338,289 in proceeds as a result of this transaction. There was no gain or loss recognized in the Company's statement of operations as the assets transferred were held at fair value. The Company's securitized loans are included on its consolidated balance sheets in reverse mortgage loans held for investment, at fair value, with a corresponding liability to GNMA Trusts, at fair value. During the years ended December 31, 2022 and 2021, the Company issued and settled $3,079,748 and $3,368,443, respectively, of GNMA guaranteed HMBS securities while retaining the rights to servicing. The Company is not able to securitize certain loans that do not meet GNMA securitization guidelines. The Company has $923 and $186 of unsecuritizable loans and loan participations on its consolidated balance sheets in reverse mortgage loans held for investment, at fair value, for the years ended December 31, 2022 and 2021, respectively.

Under the provisions of the HMBS program, the Company, as the issuer and servicer, in specific instances is obligated to collect certain "defaulted" mortgages that are subject to a specific collection process under FHA and HUD guidelines. Management has determined that under certain circumstances, it is possible that the Company might, in some instances, collect amounts that are less than the HUD guaranteed amount.

Projected losses relating to the servicing of securitized loans are evaluated on a regular basis by management and is based on several factors, including assumptions about delinquencies, home price appreciation and foreclosure cycle time estimates. Projected losses are a component of the fair value measurement of reverse mortgage loans held for investment.

Note 12. Off-Balance-Sheet Risk

The Company's loan origination activities include commitments to originate loans on behalf of its FHA-approved sponsors under certain terms and conditions. The origination activities could have potential off-balance-sheet risk for the Company if the FHA-approved sponsor failed to fund loans originated by the Company.

The Company's lending-related activities include commitments to extend credit and commitments to sell mortgages. These commitments have potential off-balance-sheet risk as such obligations may not be reflected in the consolidated financial statements until the sale of loans has been completed. The Company had approved unfunded commitments to make loans as summarized below:

	Year Ended December 31,	
	2022	2021
HECM	$ 6,905	$ 40,297
Proprietary	-	18,082
Conventional	-	2,017
	$ 6,905	$ 60,396

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American Advisors Group Notes to Consolidated Financial Statements (in thousands except share and per share data) ______________________________________________________________________ 24 Commitments to extend credit are legally binding agreements to lend to customers (provided that there are no violations of any conditions established in the agreements). Since some commitments are expected to expire without closing and funding, the total commitment amounts do not necessarily represent future liquidity requirements. Draw requests from borrowers that are advanced by the Company pursuant to the Company’s function as servicer are ultimately financed through a separate securitization. The Company, in its capacity as a servicer has potential liquidity risk exposure related to the reimbursement of these advances on existing loans as they are drawn by borrowers under the terms of their loans. At December 31, 2022, loans serviced by the Company had approximately $1,722,850 of available funds to be potentially advanced on existing loans. Note 13. Significant Concentration of Economic Dependence The Company has a significant concentration with and dependence on four financial institutions related to its lines of credit and secured borrowing availability. Should the Company be unable to maintain capacity with these four lenders or secure additional capacity, its ability to achieve positive operating results and cash flows could be adversely affected. Note 14. Capital Requirements The Company is subject to various capital requirements promulgated by HUD in connection with seller/servicer agreements that the Company has entered into with secondary market investors. Failure to maintain minimum capital requirements could result in the Company’s inability to originate, sell and service loans for the respective investor and, therefore, could have a direct material effect on the Company’s consolidated financial statements. The Company’s adjusted capital per HUD guidelines was $25,911 at December 31, 2022. The minimum amounts required for HUD capital adequacy purposes is $2,500. GNMA also provides liquidity and net worth requirements for issuers of HMBS. The Company’s adjusted capital is $25,911 at December 31, 2022. The minimum required capital for GNMA capital adequacy purposes, including the amount of capital necessary to support issued and outstanding GNMA authority, which is based on the amount of HMBS authority that GNMA has granted, is $55,489. The Company’s liquidity at December 31, 2022 was $11,335. The minimum liquidity requirement under GNMA guidelines is $11,098. The deficiency in net worth for GNMA requirements as of December 31, 2022 results from the valuation allowance recorded to reflect assets held for sale at December 31, 2022 to the value of consideration to be received upon completion of the sale which was completed on March 31, 2023. Upon completion of the sale, all assets related to loans in GNMA securitizations were transferred to the buyer. U.S. GAAP requires securitized HECMs to be reflected on the issuer's balance sheet, contrary to the practice for securitizations that pass sale accounting. The resulting accounting would cause AAG to fall short of GNMA's capital requirements. GNMA has issued a waiver granting relief indefinitely by permitting the exclusion from total assets the value of the HMBS securitizations currently included on the Company's consolidated balance sheets. The Company is subject to various capital requirements in connection with seller and warehouse lending agreements that the Company has entered into with secondary market investors and warehouse lenders. Failure to maintain minimum capital requirements could result in the Company’s inability to originate loans for the respective investor or borrow funds from their warehouse lenders, and therefore could have a direct material effect on the Company’s consolidated financial statements.

American Advisors Group
Notes to Consolidated Financial Statements
(in thousands except share and per share data)

The following table summarizes the capital requirements at December 31, 2022:

	Net Worth Requirement	Adjusted Net Worth	Over (Under)	Liquidity Requirement	Actual Liquidity	Over (Under)
Warehouse Line 1	$ 50,000	$ 25,911	$ (24,089)	$ 15,000	$ 11,334	$ (3,666)
Warehouse Line 2	$ 50,000	$ 25,911	$ (24,089)	$ 15,000	$ 11,334	$ (3,666)
Warehouse Line 3	$ 56,489	$ 25,911	$ (30,578)	$ 15,000	$ 11,334	$ (3,666)
Warehouse Line 4	$ 85,000	$ 25,911	$ (59,089)	$ 17,000	$ 11,334	$ (5,666)

Note 15. Contingencies

The Company is party to various claims, investigations and legal actions arising in the ordinary course of business. As these matters are at early stages or involve novel types of claims, it is not feasible to determine the actual outcome of these actions and as of December 31, 2022, management does not consider any such matters pending at this time to pose a material risk or are able to reasonably estimate any possible loss contingency.

In the ordinary course of business, the Company is subject to regulatory examinations and investigations from HUD, other federal regulators and state regulators. In connection with the examinations and investigations, the Company may be requested to provide additional documentation or explanation for matters that the regulator believes may be in violation of applicable rules and regulations. Generally, the Company provides responses for any such perceived violations and the regulator reviews and resolves the matters with no further action. Occasionally, the Company will accept the regulator's resolution of the matter, which, in the case of HUD, requires the Company to enter into an indemnification agreement whereby it agrees to hold HUD harmless for any losses HUD may incur in connection with the loan subject to the indemnification. The Company has agreed to indemnify HUD for 153 loans which have principal balance at origination of $32,499 and 95 loans, which have a principal balance at origination of $14,130 for the years ended December 31, 2022 and 2021, respectively. In addition, as part of ongoing obligations in relation to the transfer of loans held for investment described in Note 11, the Company has agreed to indemnify the third party purchaser of up to $17,500 for losses incurred as a result of origination or servicing errors incurred prior to the date servicing was transferred to the purchaser based on certain criteria. The Company has not experienced any significant HUD losses as a result of such request in the past or for any other reason.

In October 2021, AAG entered into a settlement with the Consumer Financial Protection Bureau (CFPB). The matter involves direct mail pieces that included third-party home value estimates. AAG cooperated fully in this investigation, has already begun to take steps to address CFPB's concerns. AAG paid the CFPB $1,100 in connection with this settlement.

The indemnification reserve is included with reverse mortgage loans held for investment, at fair value, in the accompanying consolidated financial statements.

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